EXHIBIT 99.1

EMRISE CORPORATION REPORTS

2007 FOURTH QUARTER, YEAR END FINANCIAL RESULTS

Record Quarterly Revenue;

Loss Narrows on Year-Over-Year Revenue Growth

RANCHO CUCAMONGA, California—March 31, 2008—EMRISE CORPORATION (NYSE Arca: ERI), a designer, manufacturer and marketer of proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications, today announced its financial results for the fourth quarter and year-ended December 31, 2007.

Driven primarily by sales of current in-flight entertainment (IF&E) and new next generation in-flight entertainment and communications (IFE&C) equipment and network access products, net sales for the 2007 fourth quarter increased approximately 14% to a record quarterly level of $14.5 million, compared to $12.7 million in the fourth quarter of 2006. Gross profit for the fourth quarter of 2007 increased to $5.4 million, or 37.2% of net sales, from $4.1 million, or 32.5 % of net sales in the fourth quarter of 2006.   Net loss for the fourth quarter of 2007 was $27,000, or $0.00 loss per share, which included $196,000 of one-time unamortized exit costs associated with the early extinguishment of previously existing debt facilities.  Also, since reporting its preliminary earnings estimate on February 7, 2008, the Company recorded additional non cash adjustments which totaled $293,000, primarily associated with the carrying value of inventory.  Net loss for the fourth quarter of 2006 was $1.6 million, or $0.04 loss per share.

EMRISE Chairman, President and Chief Executive Officer Carmine T. Oliva said, “While completing our financial statements for 2007, we determined that we needed to record additional non-cash adjustments of $293,000, which resulted in a small net loss for the 2007 fourth quarter, instead of the profit we estimated in early February. Although we are disappointed with this shortfall due to the year end adjustments, we are encouraged by the overall progress we achieved during the year to reduce our loss.  We made significant progress in the development of our new IFE&C and edge networking products.  We entered new and growing markets and continued the 2007 quarterly trend of increasing revenues and decreasing losses.   Because of this progress and our ongoing focus on growing sales, improving gross margins, and effectively controlling operating expenses, we believe we are well positioned for continued growth and improvement in 2008 and beyond.”

“Sales growth for the fourth quarter of 2007 reflects higher sales, primarily from our electronic devices segment.” Oliva added, “The revenue growth in electronic devices was driven primarily by increasing foreign sales of military power supplies and new IFE&C products.”

For the year ended December 31, 2007, net sales increased 11% to $51.3 million from $46.4 million in 2006.  Gross profit for the year was $17.4 million, or 33.8% of net sales, compared to $17.0 million, or 36.6% of net sales, in 2006. Net loss for 2007 narrowed to $1.9 million, or $0.05 loss per share, including extinguishment of debt charges of $196,000 recorded in the fourth quarter.  Net loss for 2006 was $3.6 million, or $0.10 loss per share.  Included within 2006 and 2007 results are $1.5 million and a final $300,000, respectively, of restatement-related auditing and legal costs.

The increase in net sales for 2007 was due primarily to higher sales by the Company’s foreign subsidiaries, and included new contracts for power supplies and increased sales of existing and new IFE&C products from its electronic devices segment and higher sales of network access products from its communications equipment segment.  While year-over-year sales from EMRISE’s domestic subsidiaries declined in 2007, the Company is expecting significant improvement in domestic sales of power supplies for military applications and communication products, primarily as a result of its new TiemPo™ edge network timing product.

Gross profit as a percentage of net sales was down during 2007, due primarily to the impact of the transition of RO Associates’ manufacturing process to a contract manufacturer, lower sales at EMRISE’s U.S. communications subsidiary, and changes in product mix.  The shift in product mix was primarily due to higher sales of new IFE&C products into commercial markets, which have lower margins than military markets, but which management believes has significant long-term revenue growth potential.  Higher sales volumes and greater production efficiency are expected to offset the impact of lower gross margins in these markets to result in higher operating income in the future. Communications segment gross margins are also expected to improve, especially in the second half of 2008 primarily due to anticipated increases in shipments of TiemPo™ timing and synchronization products, which carry higher gross margins.

As of December 31, 2007, cash and equivalents were $4.8 million, up $1 million from a year ago.  Working capital was $16.1 million, up $7.0 million or 77% from a year ago and current ratio was 2.5:1 up from 1.6:1 a year ago. Total assets were $48.2 million, long term debt was $4.9 million and stockholders’ equity was $25.0 million.

Oliva said, “We are encouraged by the current trend in orders and revenue during the first three months of 2008 and believe they reflect a growing interest in our new IFE&C, edge networking and military power supply products.  To ensure that we capitalize on these growth market opportunities, during the first half of this year we plan to continue to invest in the engineering required to further develop these new products.  While this will increase expenses and impact our bottom line in the first and second quarters of 2008, we believe that we will see significant return on these investments as we expect sales to grow, gross profit to improve and operating income to increase during the last half of the year.  We expect that revenue in the first quarter of 2008 will be up year over year and we remain confident that revenue for 2008 will approach $60 million.”

Even following record shipments in fourth quarter 2007, backlog remained at record levels at the end of 2007 at $25.3 million with approximately 94% of the orders related to the Company’s electronic devices business with the remaining 6% of the orders related to the communications equipment business.  EMRISE estimates that the majority of its current backlog is shippable within 12 months.

Going forward, EMRISE expects continued growth in sales in foreign communications markets.  Domestic sales are also expected to increase due to growing demand primarily for TiemPo™ edge network products, especially from anticipated opportunities with public communication carriers and other large-scale customers, as evidenced by our recently announced orders from a national communications carrier in the U.S.

Sales of electronic devices are also expected to rise in 2008, including sales of EMRISE’s patented very low profile, or VLP, rotary switches and ongoing sales growth of IFE&C equipment and subsystems.  New orders for these products during the first quarter of 2008 have been encouraging, with shipments through March of this year having been higher as compared to the same period last year.

Not included in EMRISE’s expectations for 2008 described above, is the impact of the Company’s business strategy to seek an acquisition of a U.S.-based radio frequency (RF) device and subsystem manufacturer to complement the Company’s existing line of electronic devices. Such an acquisition could facilitate the Company’s expansion into the domestic military market, which has been largely unavailable to EMRISE due to the lack of a U.S.-based manufacturing facility.  Oliva said having a $10 million acquisition credit facility in place would allow the Company to move quickly on an acquisition opportunity.  Oliva indicated that such an acquisition would not only strengthen its business but would also provide a source of incremental revenues, enhanced profitability and additional cash flow and would be accretive of earnings.  There can be no assurances that the Company will be successful in its attempts to make such an acquisition.

Webcast and Conference Call Information

A conference call with management is scheduled for 8:30 a.m. PDT (11:30 a.m. EDT) today to discuss the Company’s financial results for 2007 and its business strategy and outlook for 2008. To join the call, dial toll-free (877) 407-8031 five minutes prior to the scheduled start time. For callers outside the United States, dial (201) 689-8031.

A live web cast of the call may also be accessed at http://www.investorcalendar.com. An archived replay of the webcast will be available shortly after the call.  The replay may be accessed through the same web link listed above or for callers in the U.S. via telephone at (877) 660-6853, or at (201) 612-7415 for callers outside the U.S. dial.  The conference ID is #279429 and the account number 286. The telephone and webcast replays will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; RF and microwave transmission; digital and rotary switching; and network access, including timing and synchronization of communications networks carrying wireline, wireless, and cable data, voice, and video. Primary growth driver applications for EMRISE products include commercial avionic “In-Flight Entertainment and Communications” products and communications “Network Timing and Synchronization” equipment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England, France and Japan. The Company has built a worldwide base of customers including all of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation EMRISE’s ability to develop sales of its new IFE&C and edge networking products, ability to successfully enter new and growing markets, ability to grow sales, improve gross margins, or to control operating expenses, ability to continue growth and improvement in 2008 and beyond, ability to significantly improve domestic sales of power supplies for military applications and communication products, including sales of its new TiemPo™ edge network timing product, ability to achieve significant long-term revenue growth potential from higher sales of new IFE&C products, ability to achieve higher operating income as a result of higher sales volumes and greater production efficiency to offset the impact of lower gross margins in IFE&C products, ability to achieve higher communications segment gross margins, especially in the second half of 2008, ability to achieve increases in shipments of TiemPo™ timing and synchronization products or to achieve higher gross margins on such shipments, ability to continue to invest in the engineering required to further develop new products, ability to achieve a significant return on investments as a result of expectations for sales to grow, gross profit to improve and operating income to increase in the last half of 2008 despite increased expenses and the impact of such expenses to EMRISE’s bottom line in the first and second quarters of 2008, ability to increase revenue in the first quarter of 2008 year over year, ability to achieve revenue for 2008 approaching $60 million, ability to ship the majority of current backlog within the next 12 months, ability to achieve continued growth in sales to foreign communications markets, ability to increase domestic sales due to growing demand for TiemPo™ edge-network products, especially from anticipated opportunities with national public communication carriers and other large-scale customers, ability to increase sales of patented VLP rotary switches and ongoing sales growth of IFE&C equipment and subsystems, ability to successfully complete an acquisition strategy in the U.S. to complement the Company’s existing line of RF devices and subsystems, that could facilitate EMRISE’s expansion into the domestic military market or the ability for such a possible acquisition to strengthen EMRISE’s business, provide a source of incremental revenues, enhanced profitability and additional cash flow are all forward-looking statements that involve a number of risks and uncertainties.  The actual future results of EMRISE CORPORATION could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, unforeseen technical issues, failure to successfully market and sell new IFE&C and edge network products, failure to successfully penetrate new and growing markets, inability to grow sales, unexpected costs or lack of expected savings that affect future gross profit, inability to control operating expenses, failure to successfully improve sales of domestic power supplies for military applications and communication products, failure to offset the impact of lower gross margins in IFE&C through higher sales volume and/or through greater production efficiency, unexpected cost increases that affect the profitability of products, inability to support the required development of new or existing products, failure to achieve expected higher sales levels for TiemPo™ in the second half of 2008, despite investments in the product line during the first half of the year, unexpected delays by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected, failure to develop opportunities with public communication carriers or other large scale customers for TiemPo™, failure to successfully complete an acquisition strategy in the U.S., possibility of incurring significant costs toward such an acquisition with no guarantee of success, and those factors contained in the “Risk Factors” Section of the Company’s most recently filed Form 10-K, and other EMRISE filings with the Securities and Exchange Commission.

Financial tables on next pages

EMRISE CORPORATION

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,764	$3,802
Accounts receivable, net of allowances for doubtful accounts of $345 at December 31, 2007 and $391 at December 31, 2006	9,406	9,220
Inventories	11,664	10,575
Current deferred tax assets	200	171
Prepaid and other current assets	1,617	1,082
Total current assets	27,651	24,850

Property, plant and equipment, net	2,227	2,245
Goodwill	13,129	12,995
Intangible assets other than goodwill, net	3,269	3,546
Deferred tax assets	617	555
Other assets	1,287	594
Total assets	$48,180	$44,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,440	$4,640
Accrued expenses	5,435	5,059
Lines of credit	—	4,310
Current portion of long-term debt	71	516
Notes payable to stockholders, current portion	521	500
Income taxes payable	712	519
Other current liabilities	357	250
Total current liabilities	11,536	15,794

Long-term line of credit	3,957	—
Long-term debt, net of discount of $1,264 and $0, respectively	4,829	533
Notes payable to stockholders, less current portion	750	1,250
Deferred income taxes	904	1,053
Other liabilities	1,158	982
Total liabilities	23,134	19,612

Commitments and contingencies (See Note 15)

Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, zero shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 38,254,000 and 38,082,000 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	126	125
Additional paid-in capital	44,527	43,083
Accumulated deficit	(20,661)	(18,733)
Accumulated other comprehensive income	1,054	698
Total stockholders’ equity	25,046	25,173
Total liabilities and stockholders’ equity	$48,180	$44,785

EMRISE CORPORATION

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Years Ended
	December 31,
	2007	2006

Net sales	$51,345	$46,384
Cost of sales	33,995	29,413
Gross profit	17,350	16,971

Operating expenses:
Selling, general and administrative	15,392	16,117
Engineering and product development	2,792	3,085
Total operating expenses	18,184	19,202
Loss from operations	(834)	(2,231)

Other income (expense):
Interest income	155	89
Interest expense	(848)	(490)
Loss on early extinguisment of debt	(196)	—
Other, net	529	(364)
Total other income (expense), net	(360)	(765)

Loss before income taxes	(1,194)	(2,996)
Income tax provision (benefit)	734	619
Net loss	$(1,928)	$(3,615)

Loss per share:
Basic	$(0.05)	$(0.10)
Diluted	$(0.05)	$(0.10)

Weighted average shares outstanding
Basic	38,176	37,981
Diluted	38,176	37,981